UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2018

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37755	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Patrick Henry Drive

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2018, Echelon Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adesto Technologies Corporation (“Parent”) and Circuit Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

At the effective time of the Merger, each share of common stock, par value $0.01 per share (the “Common Stock”), of the Company issued and outstanding as of immediately prior to the effective time of the Merger (other than shares held by (1) Parent, the Company or their respective subsidiaries; or (2) stockholders who have properly and validly exercised their appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive cash in an amount equal to $8.50 per share, without interest (the “Per Share Price”).

At the effective time of the Merger, whether vested or unvested, all shares of Common Stock underlying (1) option awards will be converted into the right to receive the spread between the Per Share Price and the applicable exercise price and (2) restricted stock unit awards will be converted into the right to receive the Per Share Price, with any performance targets deemed to be satisfied at the target level of performance.

Consummation of the Merger is subject to certain conditions, including (1) the receipt of the necessary approval from the Company’s stockholders; and (2) the absence of any law or order prohibiting the Merger. Each of Parent’s and the Company’s obligations to consummate the Merger are also subject to certain additional customary conditions, including (1) subject to specific standards, the accuracy of the representations and warranties of the other party; (2) performance in all material respects by the other party of its obligations under the Merger Agreement; and (3) the absence of a material adverse effect with respect to the Company since the date of the Merger Agreement. The Merger is not conditioned upon Parent’s receipt of financing.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the closing of the Merger. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the Merger from the Company’s stockholders, the solicitation restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain circumstances, to provide information to, and enter into discussions or negotiations with, third parties with respect to an alternative acquisition proposal if the Company’s Board of Directors (the “Board”) determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that (1) such alternative acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (2) the failure to take such actions would be reasonably expected to be inconsistent with its fiduciary duties pursuant to applicable law.

The Merger Agreement contains certain termination rights for the Company and Parent, including that either Parent or the Company may terminate the Merger Agreement, subject to certain limitations, if the Merger is not consummated by December 1, 2018. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $1,540,000, less the amount of any expenses previously paid to Parent. Specifically, this termination fee will be payable by the Company to Parent if the Merger Agreement is terminated by (1) Parent if at any time the Board has withdrawn or modified its recommendation of the Merger; or (2) the Company in connection with the Company accepting a superior proposal. This termination fee will also be payable by the Company to Parent if the Merger Agreement is terminated in certain circumstances and prior to such termination (but after the date of the Merger Agreement), a proposal to acquire at least 50% of the Company’s stock or assets is made by a third party and the Company subsequently consummates, or enters into a definitive agreement providing for, a transaction involving the acquisition of at least 50% of its stock or assets within one year of the termination and such transaction is subsequently consummated. Generally, the Company will be required to reimburse Parent for up to $440,000 of its expenses if the Merger Agreement is terminated because (1) the Merger is not consummated by December 1, 2018 and the Company’s stockholders have not approved the Merger; or (2) the Company fails to obtain the requisite stockholder approval of the Merger and the termination fee is not then otherwise payable by the Company to Parent.

Upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a termination fee of $4,410,000. Specifically, if the Merger Agreement is terminated by the Company after Parent fails to consummate the Merger within three business days after the satisfaction or waiver of all closing conditions, then this termination fee will be payable by Parent to the Company. This termination right is not available to the Company until the later of (1) three business days after obtaining the requisite stockholder approval or (2) September 15, 2018. The Merger Agreement permits Adesto to extend this date to September 30, 2018, in certain circumstances.

The Merger Agreement also provides that the Company, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce each party’s respective obligations under the Merger Agreement.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

In connection with the Merger, on June 28, 2018, the Board approved an amendment (the “Tax Plan Amendment”) to the Tax Benefit Preservation Plan, dated as of April 22, 2016, as amended on April 17, 2017 (as amended, the “Tax Plan”), by and between the Company and Computershare Inc., as rights agent (the “Rights Agent”), to exclude Parent from the definition of “Acquiring Person” provided under the Tax Plan. On June 28, 2018, the Company and the Rights Agent executed the Tax Plan Amendment.

The foregoing description of the Merger Agreement, the transactions contemplated thereby and the Tax Plan Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1, and to the full text of the Tax Plan Amendment, a copy of which is attached as Exhibit 4.1 each of which is incorporated by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information included in the last two paragraphs of Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws

On June 28, 2018, the Board amended and restated the Company’s bylaws (as amended, the “Amended Bylaws”) to include a forum selection clause that establishes the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal claims and actions, unless the Company consents in writing to the selection of an alternate forum.

The foregoing description of the Amended Bylaws is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is filed as Exhibit 3.1, and is incorporated into this report by reference.

Item 8.01	Other Events.

On June 28, 2018, the Company and Parent issued a joint press release announcing their entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 28, 2018, by and among Adesto Technologies Corporation, Circuit Acquisition Corporation and Echelon Corporation*

3.1	Amended and Restated Bylaws of the Company

4.1	Second Amendment to Tax Benefit Preservation Plan, dated as of June 28, 2018, by and between the Company and the Rights Agent

99.1	Press Release of Echelon Corporation dated June 29, 2018

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Echelon Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ C. Michael Marszewski
C. Michael Marszewski
Vice President and Chief Financial Officer

Date: June 29, 2018